UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the institutional investor and security analyst conference call held on November 8, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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Caterpillar Inc.
Comments by Doug Oberhelman, Group President
November 8, 2002 Conference Call

Good morning and welcome to our conference call. I'm Jim Anderson, Director of Investor Relations. Doug Oberhelman will be conducting the call this morning. Lynn McPheeters, our CFO, is also here. Doug is the Group President responsible for our Financial Products, Global Purchasing and the Asia/Pacific Divisions, as well as Corporate Services, Legal Services and Auditing & Compliance Divisions. Some of you will remember Doug in his previous positions as CFO and as Vice President of the Engine Marketing Division.

We are not webcasting this call, so there will not be a replay available. However, a transcript of the complete call including the Q&A will be available in the Investor Information section of the Cat website on Monday. This conference call is copyrighted by Caterpillar Inc. Any use, recording or transmission of any portion of this conference call without the express written consent of Caterpillar Inc. is strictly prohibited. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a Form 8-K filed with the Securities & Exchange Commission today. Now I'll turn it over to Doug.

Thank you, Jim. I'll begin this morning with a few comments and then spend most of the call addressing your questions.

As you read in the announcement of this conference call, my objective today is to provide you with a brief update of Caterpillar's strategic direction and walk you through the steps we are taking to achieve that strategy despite a challenging business environment. Specifically, I'll discuss how we are leveraging flexibility and diversification to weather current economic conditions and stay the course on our long-term goal of $30 billion in sales and revenues. Additionally, in today's environment, it's important for me to stress that Caterpillar will manage the business in a way that upholds our long-held commitment to good corporate governance and ethics. I'll share some details of Caterpillar's corporate governance practices and recent steps we have taken to further our leadership in that arena.

Over the past year or so, you've heard us talk about the current global downturn and how well we've been able to manage through it and remain solidly profitable compared with a similar downturn in the early 1990s. As you know, several years ago we committed to maintain profitability above $2.00 per share during a global downturn and we've done that. In fact, we've averaged $2.75 per share during 1999 through 2001 (excluding the nonrecurring charge in 2001) compared with an average loss of $1.36 in the 1990 through 1992 timeframe.

The ability to be flexible in managing our businesses has contributed greatly to the continued profitability during these difficult times. There are examples of this flexibility in almost every aspect of Caterpillar's business -- from dealing with suppliers to manufacturing operations to asset management and our dealer relationships. I believe the organization has stepped up to the plate in a very challenging business environment. Let me describe some of the examples of our flexibility.

The most prominent area in which the flexibility of Caterpillar is often displayed is in our manufacturing operations. The ability to utilize temporary workers has proven beneficial during the second and third quarters of 2002 to meet the increased demand of the truck engine pre-buy. The flexibility to temporarily increase the workforce during the upturn in demand and then reduce the workforce during the substantial downturn in the fourth quarter was significant. We utilized about 300 of these temporary workers in our Mossville facility to meet the heavy demand for truck engines during the past two quarters. Those temporary workers were released in early October.

Flexing employment levels through plant shutdowns and personnel reductions through layoffs have been necessary steps for bringing costs in line with the sharply lower demand for several engine markets during 2002. The impact of these actions has been tempered somewhat by our ability to shift workers between Central Illinois facilities.

Another example of this flexibility is the plant consolidation that has taken place in the U.K. over the past twelve months. Plant closures inside the U.K. have included the Nottingham, Barwell, and Shrewsbury facilities. The operations of these facilities were consolidated within other Caterpillar facilities inside the United Kingdom.

In conjunction with these actions, Caterpillar has reduced employment by approximately 2,100 people since the end of third quarter 2001. This reduction consists of approximately 500 from the Shrewsbury closure, about 500 from an early retirement package offered in 2001, about 300 from layoffs in the Engine Division (Lafayette and Griffin) announced in August 2002, about 200 from the sale of the ag business, and the remainder from attrition and certain positions not being replaced.

We have multiple sourcing options in our manufacturing operations for many products. One example is sourcing hydraulic excavators from our Aurora, Illinois, Gosselies, Belgium or from our JV in Japan. Depending on the size of the equipment, when a customer purchases an excavator from us, we have the ability to provide that piece of equipment from various locations. This allows us to take advantage of currency movements as well as demand shifts. During 2002, for example, we have resourced excavators, medium wheel loaders, motor graders and medium track-type tractors from the primary manufacturing source to a secondary source for sale within North America. The amount of this resourcing will be between $75 and $100 million in 2002.

Cost flexibility has global reach. In Japan, as you know, the economy continues to falter. In response to the poor business conditions, Caterpillar and Shin Caterpillar Mitsubishi (SCM) are working together on a variety of strategies that will bolster SCM's export opportunities. In addition, increasing component purchases from emerging markets are improving SCM's cost structure. Positive cooperation allows us to benefit from SCM's flexibility.

From a financial standpoint, having a strong balance sheet and well managed debt structure allows us significant financing flexibility. For example, having a relatively low debt-to-capital ratio along with excellent spacing of long-term debt repayments, allows the opportunity to obtain additional debt, if necessary. This has supported our ability to maintain a strong "A" credit rating during these difficult times.

With minimal debt repayment of about $275 million during 2003 and less than $70 million in 2004 & 2005, Caterpillar has the flexibility to direct significant cash flow towards other strategic cash needs.

From a corporate structure point of view, when the decision was made over 10 years ago to decentralize accountability for results to business units, we intentionally erred on the side of decentralizing more, rather than less. We have learned that not all areas of our business function best in this mode.

Within the past two years we have re-centralized our Global Purchasing operations under one Vice President and our Information Technology operations under one Vice President. We are seeing tremendous savings from these actions and expect much more in the future. As an example, we are consolidating the number of worldwide suppliers we use and are coordinating our purchases on a global basis to obtain better and consistent pricing. In Information Technology we are consolidating the number of systems used for areas such as financial reporting, manufacturing scheduling, human resources, email and others. We used to have over 240 human resources systems around the world, now we have one. We used to have over 14 email systems, now we have only 2, with 95% of all employees on a single system. We have reduced our total email costs by nearly 50% over the last five years while usage has increased six fold.

Caterpillar's Asia-Pacific Division (APD) business unit went through the reorganization process in 2001 to consolidate three profit centers into one. In doing so, that division has been able to be more cost-efficient and customer responsive. For example, in it's first year, it is estimated that total period costs will be around 7 percent lower than plan on sales that are more than 20 percent higher than plan.

One last example from a corporate organizational point of view is the recent decision to not replace one of our retiring Vice Presidents. This decision allowed us to eliminate a top-tier business unit and reallocate the responsibilities to other Vice Presidents. These examples of organizational change that I've provided demonstrate that Caterpillar is regularly reviewing its corporate structure and will make changes when necessary.

We've said all along that capital spending would be flexed to meet business conditions. This year as a result of the U.S. economy not recovering as we thought it would in the second half of the year, planned CapEx will be lower by approximately $200 - $300 million for the year.

We're looking at all areas for cost flexibility including employee benefits. Retiree benefit plan changes have been implemented in response to the ongoing inflationary trend in benefit costs as well as the changing competitive environment. Caterpillar recognizes that it is important to preserve its historically strong benefits package, but also needs to effectively manage the costs of these benefits. Earlier this year we capped the company costs for future retiring salaried and management employees and increased the premium that retirees pay. We also introduced a new pension plan that will reduce our defined benefit pension expense for all employees hired after January 1, 2003 and existing employees who elect to switch to the new plan.

There are literally thousands of other cost containment projects going on at Caterpillar and 6 Sigma is at the core of most of them.

Now, I'll move to diversification. The continued emphasis on diversifying our business over the past decade has supported Caterpillar in weathering the economic downturn that we are currently experiencing.

Caterpillar's global reach has played a significant part in providing diversification during challenging times. With more than half of our sales being outside the U.S., we are able to participate in various economic cycles to help balance our business. In 2001, strength in the North American electric power sector as well as global coal mining helped strengthen our numbers. So far, in 2002, global heavy construction and the Asia Pacific region have helped support our financial results.

Focusing on Caterpillar's opportunity for growth in its service businesses has been and will continue to be vital to our diversification. Expansion opportunities for Cat Financial, Cat Logistics, and the rental services business for our dealers is significant. Although Cat Financial already finances more than half of Cat construction machines delivered by dealers worldwide, it continues to capture a greater percentage of existing Caterpillar business. In addition, Cat Financial is building a stronger presence in Asia/Pacific and Latin America, which will lead to increased opportunities.

We can use our competitive strength within our Logistics Division to serve other needs. Partnering with other firms including Ford and other large corporate customers will help add momentum to an already fast-growing market.

In addition to diversifying through the services we offer, Caterpillar has expanded its product lines to serve different and broader markets. In our Engine Division, Caterpillar has made strategic acquisitions including Perkins, F.G. Wilson, and MaK to broaden the line offerings.

On the Machine side, Caterpillar has acquired and/or introduced additional products including articulated trucks, compact equipment, paving products, and forestry equipment. Coupled with our core machinery product, we expect that these new products will enhance our future growth opportunities.

In this economy, we are really beginning to see the value of this diversity and flexibility. We have been feeling the effects of a downturn in the construction and mining industries for nearly four years. This has been a long haul for us, no doubt about it. But this experience has given us the opportunity to prove we can maintain solid profitability in a recession. We've demonstrated we can buck the cycle, and make money while positioning ourselves for long-term growth. When we committed ourselves to greater flexibility and diversity, we said we needed a long downturn to prove we were able to outperform the economic cycle. And today, our profitability is dramatically better than it was in the last global economic downturn, which occurred about a decade ago.

The cost flexibility that has been ingrained into Caterpillar's operations should provide great leverage during the economic recovery. Our cost reduction efforts will help us operate more efficiently and add value to our bottom line. In addition, through the fruits of 6 Sigma, we will be providing even higher quality products and services to meet customer expectations. We will continue to manage our financial position and balance sheet to help best position us for the economic road we see ahead.

The diversification of Caterpillar's product line and services should allow us to capture an increased level of sales and revenues when a recovery does materialize. We expect that our broader line of products will meet a wider base of needs and will help support our top line growth. In addition, serving an even broader global market should also provide avenues for overall growth.

Investors should feel very positive about our upside leverage as the global economies begin to recover.

While it's important you understand the decisions we have made to increase our flexibility and diversify the business, it's just as important in this current environment that you have confidence in how we make those decisions and execute those plans. With the scandals we all have read about in the papers, it's important that you trust that we make these business decisions with the best interests of investors in mind. Caterpillar is fortunate to have a strong reputation for being an ethical and straight-forward company. Today, I want to share with you practices we have put in place to ensure that the management team is building on that reputation and leading the way to a restored confidence in corporate America.

To that end, I want to focus your attention on a press release that was issued this morning that describes our approach to corporate governance. In conjunction with this release, we are launching a new section of our website -- Cat.com -- devoted entirely to corporate governance issues. At this site, you will find current lists of officers and directors. You will have access to governance documents including descriptions of our Board of Director's committees and their committee charters. You will be able to view our Worldwide Code of Business Conduct, which was first published in 1974 and sets the expectation for the highest level of ethical behavior from employees at all levels in the company. As of this morning, all of these documents can be accessed on the newly released portion of our website.

In addition to the launch of the website, there are some additional points that I would like to highlight in regard to Caterpillar's commitment to corporate governance.

  While not required by law, Caterpillar established share ownership guidelines in connection with stock option grants for corporate officers and directors over a decade ago.
  In 1992, the Caterpillar Board adopted a confidential voting policy for shareholders.
  In 1993, Caterpillar's Board adopted written charters for each of its committees, which the recently passed Sarbanes-Oxley Act only now makes mandatory.
  Caterpillar maintains a fully independent Board of Directors, with the sole exception of its Chairman. Therefore, all committees are fully independent.
  All of Caterpillar's equity-based compensation plans have been approved by shareholders.
  Furthermore, Caterpillar has never offered golden parachutes to any company officer and has no loans to company officers.
  In 1999, Caterpillar developed and published guidelines on corporate governance.

  On October 9, 2002, the Board of Directors approved an amendment to the Company's Shareholder Rights Plan to include a provision (commonly referred to as a TIDE provision) that will require a committee comprised solely of independent Directors to review the Rights Plan at least every three years to consider whether the continuance of the Rights Plan is in the best interests of the Company, its shareholders and any other relevant constituencies of the Company.
  A recent review of corporate governance practices by ISS placed Caterpillar in the 89th percentile of the companies in the S&P 500 for its corporate governance practices. We expect this rating to continue improving in the future.

I encourage all of you to look over the governance information provided on our website. You will find it located on the Investor Information section of Cat.com (www.cat.com). We feel that this step is another example of Caterpillar's leadership in the area of corporate governance.

These have been difficult times in the investment community. We've become accustomed to reading about corporate executives who take shortcuts and fail to play by the rules. These scandals are taking a toll and all of us have to live with the consequences of shaken confidence and uncertainty over what will come next. It's easy to see the negative examples. Our interest in talking with you today - in discussing our strategy, making ourselves accessible and providing you with information on how we are held accountable -- is to demonstrate that Caterpillar is a different type of company. We are making the tough decisions required of difficult times. We are focusing on the long-term strategy for growth. And we are carrying on the strong ethical reputation we inherited. As we look to the future, we are excited by the opportunities we see, and we know we have the people and organization in place to take advantage of those opportunities.

OK, now it's time to move to the Q&A portion of the call. Please limit yourself to one question. First question please...

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our Third-Quarter 2002 Form 10-Q are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
Our current outlook calls for the continuation of moderate growth in the U.S. economy in the fourth quarter of 2002. Our outlook assumes that the events of September 11, 2001 and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant shocks or sequence of shocks, financial, economic or acts of war and/or political terror, there could be a more protracted negative impact on consumer spending, housing starts, and capital spending which would negatively impact company results.

After a strong first quarter, followed by more moderate growth in the second and third quarters, U.S. GDP growth is expected to continue at moderate rates in the fourth quarter of 2002. Should recent interest rate and tax reductions fail to sustain growth in the U.S. economy as expected, leading to renewed economic weakness, then sales of machines and engines may be lower than expected in the fourth quarter of 2002. The outlook also projects that economic growth in the fourth quarter of 2002 will continue in Asia/Pacific, Europe, Africa & Middle East and Latin America. If, for any reason, these projected growth rates do not occur, sales would likely be lower than anticipated in the affected region. Persistent weakness in the construction sector in Japan is leading to lower machine sales in the Japanese market. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that Europe, the United Kingdom and Canada implement and commit to maintain economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; that there is an orderly democratic transition in Brazilian elections, and that the Argentina crisis is confined to only Argentina, and does not spill over to negatively impact growth prospects in neighboring countries. If negative spillover effects become amplified, this could result in greater regional economic and financial uncertainty and weaker regional growth. Our outlook for the remaining months of 2002 also assumes that currency and stock markets remain relatively stable, and that average world oil prices fluctuate in a range of $22 to $29 a barrel. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets show further weakness, uncertainty would increase, both of which would result in slower economic growth, lower sales and potential impairment of investments. In addition, an eruption of political violence in the Middle East or a war with Iraq could lead to oil supply disruptions and persistent upward pressure on oil prices. In this case business and consumer confidence would fall and inflation pressures would move up leading to slower world economic growth and lower company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken company sales.

Commodity Prices
The outlook for our sales also depends on commodity prices. Industrial metal prices improved in the first nine months of 2002, but further gains are required before we see gains in production and a positive impact on equipment sales. As a result, machine sales to the industrial metals industry have been delayed and further delays could happen in the final months of 2002. Oil prices declined, as expected, from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. We are expecting an average price of $22 to $29 a barrel in 2002. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices (oil, oil sands, coal and natural gas) are expected to be down moderately in 2002.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to the industrial metals and agriculture sectors.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. Rates were maintained at a low level in 2002, and we expect further modest reductions before the end of 2002. These actions, together with federal tax cuts, are expected to lead to a sustained recovery in U.S. growth in the fourth quarter of 2002. In Europe, the European Central Bank reduced interest rates in 2001, and growth in Europe is expected to improve in the last quarter of 2002. However, recent currency movements leading to a stronger euro may dampen European growth prospects in the fourth quarter of 2002 and this would cause machine sales to be lower than expected.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for higher year over year U.S. growth in 2002. This is expected to lead to about flat industry sales levels in the fourth quarter of 2002. If, for whatever reason, there was a setback leading to weak or negative growth in the fourth quarter of 2002 then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which is having and should continue to have a positive impact on the U.S. economy. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant political developments in Latin America, Asia, Europe, and Africa/Middle East which are expected to take place in the fourth quarter of 2002 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, a recent escalation of political uncertainty in Brazil is contributing to a decline in business confidence and reduced capital investment intentions.

In addition, significant political and economic instability persists in Argentina, Venezuela, the Middle East and Indonesia. Our outlook assumes that the effects of instability in Argentina and Venezuela will be confined to those countries and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina and Venezuela through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina, Venezuela and other countries in the region. In addition, our outlook assumes that the recent escalation of the conflict in the Middle East does not deteriorate further into a significant armed conflict. In addition, we assume that recent terrorist incidents in Indonesia do not lead to a major, persistent escalation of political and economic uncertainty in that country.

Currency Fluctuations
Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens suddenly against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Since the Company's largest manufacturing presence is in the U.S., any unexpected upward pressure on the U.S. dollar versus key overseas currencies could have an unfavorable impact on our global competitiveness.

Dealer Practices
A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2002 than at the end of 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000 and 2001, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects higher highway construction activity in 2002. In the first nine months of 2002 contracts let for highways, streets and bridges were about flat. Due to a sharp increase in obligations of federal highway funding at the end of the 2001/2002 fiscal year, highway contracts let are expected to pick up in the final three months of 2002. A bill approving federal funding for highways, streets, bridges, airports, etc. in the final quarter of 2002 has been delayed. However, the baseline outlook assumes that a new transportation appropriations bill is passed before the end of 2002 that maintains funding levels. If funding is reduced, sales could be negatively impacted. Furthermore, if infrastructure spending plans are reduced by Federal and/or state governments due to budget constraints, machine sales would be lower in the fourth quarter of 2002 than current projections.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. The EPA has set new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree, and related volatility in on-highway truck engine demand, will not materially impact our results. If, however, these penalties are higher than anticipated, our profit could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. While our policy is to use interest rate swap agreements to manage our exposure to interest rate changes and lower the costs of borrowed funds, if interest rates move more sharply than anticipated, it could negatively impact our results.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

November 8, 2002	By:	James B. Buda
James B. Buda Vice President